Exhibit (n)

taitweller.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our opinion in the Registration Statement filed in the Pre-Effective Amendment No. 2 to Form N-2 by Booster Income Opportunities Fund of our report dated September 10, 2024 relating to our audit of the Financial Statements of Booster Income Opportunities Fund, as of and for the period ended August 21, 2024, and to the references to our Firm in the Pre-Effective Amendment No. 2 to Form N-2.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 11, 2024

Tait Weller ● Philadelphia Office ● O: 215.979.8800 ● F: 215.979.8811 ● Two Liberty Place ● 50 S. 16th Street ● Suite 2900 ● Philadelphia, PA 19102-2529